Palatin Technologies, Inc, 8-K

Exhibit 99

Press Release

For U.S. Media

Palatin Technologies Presents Positive Data for

Bremelanotide in Female Sexual Dysfunction

Data from first-in-class investigational treatment presented at the International Society for the Study of Women’s Sexual Health (ISSWSH) Conference in New Orleans

CRANBURY, NJ – March 1, 2013 – Palatin Technologies, Inc. (NYSE MKT: PTN) announced bremelanotide 1.25 mg and 1.75 mg doses significantly increased sexual arousal, sexual desire and the number of sexually satisfying events, and decreased associated distress in premenopausal women with female sexual dysfunction (FSD). Efficacy was seen in both women with hypoactive sexual desire disorder (HSDD) and combined HSDD/female sexual arousal disorder (FSAD).[i]

The data from a Phase 2B clinical trial were presented today at the International Society for the Study of Women’s Sexual Health (ISSWSH) conference in New Orleans, LA. Bremelanotide is a first-in-class investigative melanocortin agonist and a synthetic peptide analog of the naturally occurring hormone alpha-MSH (melanocyte-stimulating hormone).

“We are extremely pleased and excited with the trial results, which achieved clinical and statistical significance in the primary endpoint and key secondary endpoints using independently developed and validated measurement tools,” stated Carl Spana, Ph.D., President and CEO of Palatin. “With an estimated 43 percent of women suffering from some form of FSD and no FDA approved therapies, bremelanotide has the potential to address a significant unmet medical need.”

In the trial, bremelanotide showed a statistically significant increase in the number of satisfying sexual events (SSEs) versus placebo (mean increase in SSEs of 0.8 (2.9) for 1.75 mg (p = 0.0215) and 0.7 (2.4) for 1.25/1.75 mg pooled (p = 0.0180) versus 0.2 (2.3) for placebo).1

Statistically significant or clinically significant trends versus placebo also were seen in the HSDD and HSDD/FSAD groups:

•	The mean change in Female Sexual Function Index (FSFI) total score, which measures overall sexual functioning, was 4.4 for 1.75 mg (p = 0.0021) and 3.6 for 1.25 mg and 1.75 mg pooled, versus 1.88 for placebo.[1]
•	Mean change in Female Sexual Distress Scale-Desire/Arousal/Orgasm (FSDS-DAO) total score, or a measure of distress related to sexual dysfunction, was -13.1 for 1.75 mg (p = 0.0005) and -11.1 for 1.25 mg and 1.75 mg pooled, versus -6.8 for placebo.[1]

Additional analyses on the arousal and desire measurement sub-parts of the FSFI and FSDS-DAO questionnaires and also the sub-populations of patients with HSDD and HSDD/FSAD were consistent with the positive primary analyses.

“The bremelanotide study results are very robust. Importantly, not only did women report an improvement in their symptoms – they felt the improvement was meaningful to them and their overall well-being,” said David Portman, MD, Principal, Portman OB/GYN, and Director and Principal Investigator at the Columbus Center for Women’s Health Research, and a clinical investigator on the study. “Another encouraging aspect of the trial results was the large percentage of patients returning to score levels equating to normal levels of sexual function, which is very promising for the FSD medical community.”

Bremelanotide was well-tolerated during the trial. The most common types of treatment-emergent adverse events reported more frequently in the bremelanotide arms were facial flushing, nausea and emesis, which were mainly mild-to-moderate in severity. The study dosed 394 patients. A total of 26 patients discontinued based on predefined blood pressure criteria; these patients were evenly distributed across the placebo and bremelanotide dosing arms. An additional 12 patients discontinued from the study due to adverse events (placebo 2, bremelanotide 10). Adverse events that most commonly led to discontinuation were nausea and emesis. No serious adverse events were attributed to bremelanotide during the trial.1

Sheryl Kingsberg, Ph.D., Division Chief, OB/GYN Behavioral Medicine, UH Case Medical Center, and a clinical investigator on the study stated, “Female sexual disorders are real medical conditions that disrupt the quality of life, relationships, and the well-being of millions of women. FSDs are often misunderstood or overlooked. The fact that bremelanotide demonstrated robust efficacy across multiple measurements of female sexual dysfunction and also across the two primary diagnosis populations (HSDD and HSDD with FSAD) speaks to its great potential as a treatment option for the many women with FSDs.”

Based on discussions with the FDA at an upcoming end-of-Phase 2B meeting, including agreement with FDA on the final Phase 3 protocol design, Palatin anticipates Phase 3 clinical trials could start in the fourth-quarter of 2013.

Poster #25 titled, “Efficacy of subcutaneous bremelanotide self-administered at home by premenopausal women with female sexual dysfunction: a placebo-controlled dose-ranging study,” detailing the trial results was presented at the ISSWSH conference and also is available for viewing on Palatin’s website (www.palatin.com).

Study Design1

Approximately 400 premenopausal women diagnosed with female sexual arousal disorder, hypoactive sexual desire disorder or both were enrolled in this multi-centered, randomized, placebo-controlled, parallel-group dose-ranging trial. Patients were treated for 16 weeks and randomized to one of four double-blind treatment groups receiving placebo or subcutaneous (SC) bremelanotide doses of 0.75, 1.25, or 1.75 milligrams.

The objectives of the Phase 2B trial were to demonstrate and identify safe and effective SC fixed doses of bremelanotide intended for on-demand use in premenopausal females with FSD, and to define endpoint measurements to support transition to Phase 3 clinical studies and activities. The pharmacokinetics of SC bremelanotide also were assessed.

About Female Sexual Dysfunction

Female Sexual Dysfunction (FSD) covers multi-factorial conditions that have anatomical, physiological, medical, psychological and social components. FSD includes four categories: Sexual Desire Disorders (hypoactive sexual desire disorder [HSDD], sexual aversion disorder), Female Sexual Arousal Disorder (FSAD), Female Orgasmic Disorder (FOD), and Sexual Pain Disorders (dyspareunia, vaginismus). To establish a diagnosis of FSD, one or more of these disorders must be associated with personal distress, as determined by the affected women.[ii] A study of more than 30,000 U.S. women in 2008 reported an age-adjusted point prevalence of sexual difficulties causing personal distress in 12 percent of respondents.[iii]

There are no drugs in the United States approved for the treatment of FSD. Bremelanotide is an on-demand treatment and has the potential to transform the treatment of patients with FSD.

About Palatin Technologies

Palatin Technologies, Inc. is a biopharmaceutical company developing targeted, receptor-specific peptide therapeutics for the treatment of diseases with significant unmet medical need and commercial potential. Palatin's strategy is to develop products and then form marketing collaborations with industry leaders in order to maximize their commercial potential. For additional information regarding Palatin, please visit Palatin’s website at http://www.palatin.com.

Statements in this press release that are not historical facts, including statements about future expectations of Palatin Technologies, Inc. such as statements about clinical trial results, potential actions by regulatory agencies including the U.S. Food and Drug Administration (FDA), regulatory plans, development programs, proposed indications for product candidates and market potential for product candidates, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. Palatin intends that such forward-looking statements be subject to the safe harbors created thereby. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause Palatin’s actual results to be materially different from its historical results or from any results expressed or implied by such forward-looking statements. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for reasons including, but not limited to, results of clinical trials, regulatory actions by the FDA and the need for regulatory approvals, Palatin’s ability to fund development of its technology and establish and successfully complete clinical trials, the length of time and cost required to complete clinical trials and submit applications for regulatory approvals, products developed by competing pharmaceutical, biopharmaceutical and biotechnology companies, commercial acceptance of Palatin’s products, and other factors discussed in Palatin’s periodic filings with the Securities and Exchange Commission. Palatin is not responsible for updating for events that occur after the date of this press release.

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Palatin Technologies Investor Inquiries:

Stephen T. Wills, CPA, MST

Chief Operating Officer / Chief Financial Officer

Tel: (609) 495-2200 / info@palatin.com

Palatin Technologies Media Inquiries:

Christine Meberg

Ogilvy Public Relations

Tel: (212) 880-5356 / christine.meberg@ogilvy.com

[i] Jordan R, Edelson J, Greenberg S et al. Efficacy of subcutaneous bremelanotide self-administered at home by premenopausal women with female sexual dysfunction: a placebo-controlled dose-ranging study. Poster # 25 presented at the International Society for the Study of Women's Sexual Health (ISSWSH) Annual Meeting. February 28 – March 3, 2013, New Orleans, Louisiana.

[ii] Frank J et al. Diagnosis and Treatment of Female Sexual Dysfunction. AmFam Physician 2008; 77(5): 635-642.

[iii] Shifren JL et al. Sexual Problems and Distress in United States Women: Prevalence and Correlates. ObstetGynecol 2008;112 (5); 968-9.